CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Proposed maximum aggregate offering price	Amount of registration fee
Floating Rate Medium-Term Notes, Series B due June 13, 2022	$750,000,000	$81,825

Rule 424(b)(2)

Registration No. 333-222676

Pricing Supplement No. 2 dated December 8, 2020

(To Prospectus dated January 24, 2018 and Prospectus Supplement dated January 25, 2018)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89236THS7

Principal Amount (in Specified Currency): $750,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.000%

Initial Trade Date: December 8, 2020

Original Issue Date: December 11, 2020

Stated Maturity Date: June 13, 2022

Initial Interest Rate: The initial interest rate will be based on SOFR (as defined in the attached Addendum) determined on December 9, 2020 plus the Floating Rate Spread.

Interest Payment Dates: Each January 13, February 13, March 13, April 13, May 13, June 13, July 13, August 13, September 13, October 13, November 13 and December 13, beginning on January 13, 2021 and ending on the Stated Maturity Date.

Net Proceeds to Issuer: $749,175,000

Sole Bookrunner: J.P. Morgan Securities LLC (“J.P. Morgan”)

Co-Manager: Toyota Financial Services Securities USA Corporation (“TFSS USA”)

J.P. Morgan’s Discount or Commission: 0.045%

J.P. Morgan’s Capacity:

    [   ] Agent

    [X] Principal

TFSS USA’s Discount or Commission: 0.175%

TFSS USA’s Capacity:

    [X] Agent

    [   ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:

[X] Regular Floating Rate Note

[   ] Inverse Floating Rate Note:

Fixed Interest Rate:

[   ] Floating Rate/Fixed Rate Note:

Fixed Interest Rate:

Fixed Rate Commencement Date:

[   ] Other Floating Rate Note

(See attached Addendum)

Interest Rate Basis:

[   ] CMS Rate

[   ] CMT Rate

[   ] Commercial Paper Rate

[   ] Eleventh District Cost of Funds Rate

[   ] Federal Funds Rate

[   ] Federal Funds OIS Compound Rate

[   ] LIBOR

[   ] Prime Rate

[   ] Treasury Rate

[X] Other (see attached Addendum)

If CMS:

Designated CMS Maturity Index:

If CMT:

Designated CMT Maturity Index:

Designated CMT Reuters Page:

[   ] FRBCMT

[   ] FEDCMT

If LIBOR:

Designated LIBOR Page:

Index Currency:

If LIBOR or Treasury Rate:

Index Maturity:

Floating Rate Spread (+/-): +0.300%

Spread Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable

Minimum Interest Rate: 0.000%

Initial Interest Reset Date: December 11, 2020

Interest Reset Dates: Each U.S. Government Securities Business Day (as defined in the attached Addendum) in the relevant Interest Payment Calculation Period.

Interest Rate Reset Period: Daily; each U.S. Government Securities Business Day

Interest Rate Reset Cutoff Date: Not Applicable

Interest Determination Date: The second U.S. Government Securities Business Day preceding the relevant Interest Reset Date.

Interest Payment Calculation Period: The period from and including one Interest Payment Date to but excluding the immediately following Interest Payment Date, provided that the first Interest Payment Calculation Period shall be from and including the Original Issue Date to but excluding the first Interest Payment Date.

Day Count Convention:

[   ] 30/360

[X] Actual/360

[   ] Actual/Actual

Business Day Convention:

[   ] Following

[X] Modified Following, adjusted

Business Days: New York and U.S. Government Securities Business Day

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Not Applicable

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:

Initial Interest Accrual Date:

The Floating Rate Medium-Term Notes, Series B, due June 13, 2022 (the “Notes”) will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about December 11, 2020.

RISK FACTORS

Your investment in the Notes involves risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the Notes and to determine whether the Notes are a suitable investment for you. The Notes may not be a suitable investment for you if you are unsophisticated about debt securities. You should carefully consider the risk factors discussed below and the risks described under “Risk Factors” starting on page S-3 of the accompanying prospectus supplement and in the documents incorporated by reference into the accompanying prospectus, as well as the other information contained or incorporated by reference in this pricing supplement or the accompanying prospectus or prospectus supplement, before investing in the Notes.

Risks Related to the Notes

The daily secured overnight financing rate published by the New York Federal Reserve (as defined in the Addendum hereto) has a limited history; the future performance of the Secured Overnight Financing Rate (as defined in the Addendum hereto) cannot be predicted based on historical performance.

You should note that publication of the Secured Overnight Financing Rate began on April 3, 2018 and it therefore has a limited history. In addition, the future performance of the Secured Overnight Financing Rate cannot be predicted based on the limited historical performance. The level of the Secured Overnight Financing Rate during the term of the Notes may bear little or no relation to the historical level of the Secured Overnight Financing Rate. Prior observed patterns, if any, in the behavior of market variables and their relation to the Secured Overnight Financing Rate, such as correlations, may change in the future. While some pre-publication historical data have been released by the New York Federal Reserve, such analysis inherently involves assumptions, estimates and approximations. The future performance of the Secured Overnight Financing Rate is impossible to predict and therefore no future performance of the Secured Overnight Financing Rate or the Notes may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Secured Overnight Financing Rate or the Notes. Changes in the levels of the Secured Overnight Financing Rate will affect the Interest Rate Basis (as defined in the Addendum hereto) and, therefore, the return on the Notes and the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the Interest Rate Basis or the Secured Overnight Financing Rate will be positive.

Any failure of the Secured Overnight Financing Rate to gain market acceptance could adversely affect the Notes.

The Secured Overnight Financing Rate may fail to gain market acceptance. The Secured Overnight Financing Rate was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement (repo) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider the Secured Overnight Financing Rate to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of the Secured Overnight Financing Rate. Any failure of the Secured Overnight Financing Rate to gain market acceptance could adversely affect the return on the Notes and the price at which you can sell the Notes.

In addition, very limited market precedent exists for securities that use the Secured Overnight Financing Rate as the interest rate and the method for calculating an interest rate based upon the Secured Overnight Financing Rate in those precedents varies. For example, many market precedents for securities that use the Secured Overnight Financing Rate as the interest rate calculate the interest rate using a compounding feature, which is not being used with respect to the Notes. Accordingly, the specific procedures used to determine the interest rate with respect to the Notes may not be widely adopted by other market participants, if at all. You should carefully review the specific procedures for determining the interest rate with respect to the Notes before making an investment in the Notes. Furthermore, SOFR as used with respect to the Notes includes procedures for determining the interest rate that differ than those used in our previously issued SOFR-linked securities. If the market adopts different determination procedures, that would likely adversely affect the market value of the Notes.

The composition and characteristics of the Secured Overnight Financing Rate may be more volatile and are not the same as those of LIBOR. There is no guarantee that the Secured Overnight Financing Rate is a comparable substitute for LIBOR.

In June 2017, the New York Federal Reserve’s Alternative Reference Rates Committee (the “ARRC”) announced the Secured Overnight Financing Rate as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of the Secured Overnight Financing Rate are not the same as those of LIBOR. The Secured Overnight Financing Rate is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that the Secured Overnight Financing Rate is fundamentally different from LIBOR for two key reasons. First, the Secured Overnight Financing Rate is a secured rate, while LIBOR is an unsecured rate. Second, the Secured Overnight Financing Rate is an overnight rate, while LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that the Secured Overnight Financing Rate will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of the Secured Overnight Financing Rate began on April 3, 2018, daily changes in the Secured Overnight Financing Rate have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. The return on and value of the Notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of the Secured Overnight Financing Rate has reflected the underlying volatility of the overnight U.S. Treasury repo market. The New York Federal Reserve has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the New York Federal Reserve will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Notes. For additional information regarding the Secured Overnight Financing Rate, see “Additional Terms of The Notes—Secured Overnight Financing Rate” below.

The secondary trading market for notes linked to the Secured Overnight Financing Rate may be limited.

The Notes will not have an established trading market when issued. Since the Secured Overnight Financing Rate is a relatively new market rate, an established trading market may never develop or may not be very liquid. Market terms for debt securities that are linked to the Secured Overnight Financing Rate (such as the Notes) such as the Floating Rate Spread may evolve over time and, as a result, trading prices of the Notes may be lower than those of later-issued debt securities that are linked to the Secured Overnight Financing Rate. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in debt securities similar to the Notes, the trading price of the Notes may be lower than that of debt securities that are linked to rates that are more widely used. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the Notes in the secondary market will have to make assumptions as to the future performance of the Secured Overnight Financing Rate during the applicable Interest Payment Calculation Period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

The administrator of the Secured Overnight Financing Rate may make changes that could change the value of the Secured Overnight Financing Rate or discontinue the Secured Overnight Financing Rate and has no obligation to consider your interests in doing so.

The New York Federal Reserve, as administrator of the Secured Overnight Financing Rate, may make methodological or other changes that could change the value of the Secured Overnight Financing Rate, including changes related to the method by which the Secured Overnight Financing Rate is calculated, eligibility criteria applicable to the transactions used to calculate the Secured Overnight Financing Rate, or timing related to the publication of the Secured Overnight Financing Rate. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes, which may adversely affect the trading prices of the Notes. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the Secured Overnight Financing Rate (in which case a fallback method of determining the interest rate on the Notes as further described under “Addendum—SOFR—Effect of a Benchmark Transition Event” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the Secured Overnight Financing Rate.

If the Secured Overnight Financing Rate is discontinued, the Notes will bear interest by reference to a different base rate, which could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes; there is no guarantee that any replacement base rate will be a comparable substitute for the Secured Overnight Financing Rate.

Under certain circumstances, the interest rate on the Notes will no longer be determined by reference to the Secured Overnight Financing Rate, but instead will be determined by reference to a different rate, which will be a different Benchmark than the Secured Overnight Financing Rate plus a spread adjustment, which we refer to as a “Benchmark Replacement” and a “Benchmark Replacement Adjustment,” respectively.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA (as defined under “Addendum—SOFR”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, the definition of “Interest Payment Calculation Period,” timing and frequency of determining rates, making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the Secured Overnight Financing Rate, the Benchmark Replacement will not be the economic equivalent of Secured Overnight Financing Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as Secured Overnight Financing Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for the Secured Overnight Financing Rate (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

The total amount of interest payable with respect to each Interest Payment Calculation Period will not be known until near the end of the Interest Payment Calculation Period.

The total amount of interest payable with respect to each Interest Payment Calculation Period will not be known until near the end of such Interest Payment Calculation Period. As a result you will not know the total amount of interest payable with respect to each such Interest Payment Calculation Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date.

We or our designee will have authority to make determinations, elections, calculations and adjustments that could affect the value of and your return on the Notes.

We or our designee will make determinations, decisions, elections, calculations and adjustments with respect to the Notes as set forth under “Addendum—SOFR” below that may adversely affect the value of and your return on the Notes. In addition, we or our designee may determine the Benchmark Replacement and the Benchmark Replacement Adjustment and can apply any Benchmark Replacement Conforming Changes we or our designee deem reasonably necessary to adopt the Benchmark Replacement. Although we or our designee will exercise judgment in good faith when performing such functions, potential conflicts of interest may exist between us or our designee and you. All determinations, decisions and elections by us or our designee are in our or the designee’s sole discretion and will be conclusive for all purposes and binding on us and holders of the Notes absent manifest error. Further, notwithstanding anything to the contrary in the documentation relating to the Notes, all determinations, decisions and elections by us or our designee will become effective without consent from the holders of the Notes or any other party. In making the determinations, decisions and elections noted under “Addendum—SOFR—Effect of a Benchmark Transition Event” below, we or our designee may have economic interests that are adverse to your interests, and such determinations, decisions, elections, calculations and adjustments may adversely affect the value of and your return on the Notes. Because the Benchmark Replacement is uncertain, we or our designee are likely to exercise more discretion in respect of calculating interest payable on the Notes than would be the case in the absence of a Benchmark Transition Event and its related Benchmark Replacement Date. These potentially subjective determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes.

ADDITIONAL TERMS OF THE NOTES

Settlement Date

Toyota Motor Credit Corporation (“TMCC”) expects that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the third U.S. business day following the Initial Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two U.S. business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Initial Trade Date will be required by virtue of the fact that the Notes initially will settle in three U.S. business days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Plan of Distribution

Under the terms and subject to the conditions of the Seventh Amended and Restated Distribution Agreement (the “Distribution Agreement”), dated January 25, 2018, between TMCC and BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC and TFSS USA, J.P. Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell to J.P. Morgan $375,000,000 in principal amount of the Notes (the “J.P. Morgan Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount. Under the terms and conditions set forth in the Distribution Agreement, J.P. Morgan is committed to take and pay for all of the J.P. Morgan Notes offered hereby, if any is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $375,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”), at 99.825% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.175% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.

Notification under Section 309B(1)(c) of the Securities and Futures Act

Notification under Section 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (“SFA”) - The Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Secured Overnight Financing Rate

The Secured Overnight Financing Rate is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that the Secured Overnight Financing Rate includes all trades in the Broad General Collateral Rate (as defined by the New York Federal Reserve), plus bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust Company, New York, New York (the “Depository”). The Secured Overnight Financing Rate is filtered by the New York Federal Reserve to remove a portion of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that the Secured Overnight Financing Rate is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as general collateral finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of the Depository. If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. The Secured Overnight Financing Rate would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its trading desk of primary dealers’ repo borrowing activity. Such daily survey may include information reported by the Underwriters (as defined herein) or their affiliates. The New York Federal Reserve notes on its publication page for the Secured Overnight Financing Rate that use of the Secured Overnight Financing Rate is subject to important limitations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of the Secured Overnight Financing Rate at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes the Secured Overnight Financing Rate on its website at approximately 8:00 A.M., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of the Secured Overnight Financing Rate but on that same day, the Secured Overnight Financing Rate and the accompanying summary statistics may be republished at approximately 2:30 P.M., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

As the Secured Overnight Financing Rate is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. The interest rate for any Interest Payment Calculation Period will not be adjusted for any modifications or amendments to the Secured Overnight Financing Rate data that the New York Federal Reserve may publish after the interest rate for such Interest Payment Calculation Period has been determined. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes and the trading prices of the Notes.

The New York Federal Reserve began to publish the Secured Overnight Financing Rate in April 2018. The New York Federal Reserve has also begun publishing historical indicative Secured Overnight Financing Rates going back to 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, since the Secured Overnight Financing Rate is a relatively new market index, the Notes will likely have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to the Secured Overnight Financing Rate, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued indexed debt securities as a result. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Notes, the trading price of the Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. Government sources.

UNITED STATES FEDERAL TAXATION

As discussed in the section of the accompanying prospectus supplement entitled “United States Federal Taxation,” withholding under legislation commonly referred to as “FATCA” (if applicable) will generally apply to amounts treated as interest paid with respect to the Notes and to the payment of gross proceeds of a disposition (including a retirement) of the Notes. However, regulations proposed by the U.S. Treasury Department in December 2018 would eliminate the requirement under “FATCA” of withholding on payments of gross proceeds (other than amounts treated as interest). The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this Pricing Supplement and related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated May 14, 2020 and filed as Exhibit 5.1 to TMCC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2020.

ADDENDUM

SOFR

The Interest Rate Basis for the Notes is SOFR. No compounding feature will apply to SOFR.

“SOFR” means, with respect to any Interest Reset Date, the rate determined in accordance with the following procedures:

(1) the Secured Overnight Financing Rate for the applicable Interest Determination Date published as of 5:00 P.M. New York City time on the U.S. Government Securities Business Day immediately following such Interest Determination Date (the “SOFR Determination Time”), provided that:

(2) if the rate specified in (1) above does not so appear as of the SOFR Determination Time, then:

i.	if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to the Secured Overnight Financing Rate, then SOFR shall be the Secured Overnight Financing Rate published on the New York Federal Reserve’s Website for the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the New York Federal Reserve’s Website; or

ii.	if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Secured Overnight Financing Rate, then SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“Secured Overnight Financing Rate” means the daily secured overnight financing rate as provided by the New York Federal Reserve on the New York Federal Reserve’s Website.

Effect of a Benchmark Transition Event:

If we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by us or our designee pursuant to this section, including a determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(1) will be conclusive and binding absent manifest error;

(2) will be made in our or our designee’s sole discretion; and

(3) notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the holders of the Notes or any other party.

“Benchmark” means, initially, the Secured Overnight Financing Rate, as such term is defined above; provided that if we or our designee determine on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Secured Overnight Financing Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of the Interest Payment Calculation Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“New York Federal Reserve” means the Federal Reserve Bank of New York (or a successor administrator of the Secured Overnight Financing Rate).

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Secured Overnight Financing Rate, the SOFR Determination Time, and (2) if the Benchmark is not the Secured Overnight Financing Rate, the time determined by us or our designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government securities.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

An investment in the Notes may entail significant risks not associated with similar investments in conventional debt securities. You should ensure that you understand the nature of the terms of the Notes and the extent of your exposure to risk, and that you consider the suitability of the Notes as an investment in the light of your own circumstances and financial condition. You should consult your own professional advisers about the risks associated with investment in the Notes and the suitability of investing in these Notes in light of your particular circumstances.